Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees and Shareholders

ING Variable Portfolios, Inc. and ING Investors Trust:

We consent to the use of our reports dated February 26, 2007 and February 28, 2007, incorporated herein by reference, on the financial statements of ING VP International Equity Portfolio, a series of ING Variable Portfolios, Inc., and ING VP Index Plus International Equity Fund, a series of ING Investors Trust, respectively, and to the reference to our firm under the caption “Financial Highlights” in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts
September 7, 2007